UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2016

CPI CARD GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-37584 (Commission File Number)	26-0344657 (I.R.S. Employer Identification No.)

10368 West Centennial Road Littleton, CO (Address of principal executive offices)	80127 (Zip Code)

(303) 973-9311
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (e) As previously announced, on August 8, 2016, David Brush, Chief Financial Officer of CPI Card Group Inc. (the “Company”), informed the Company that he will resign from the Company effective December 31, 2016. Mr. Brush’s departure is not related to any disagreement with the Company’s accounting or operating policies or practices. Mr. Brush has agreed to remain available to serve as a part time executive consultant to the Company to assist with the transition of responsibilities through June 30, 2017, on customary terms for similar arrangements and subject to customary documentation.

In connection with his resignation, Mr. Brush and the Company entered into a First Amendment to Employment and Non-Competition Agreement (the “Amended Employment Agreement”), dated December 8, 2016. The Amended Employment Agreement provides that Mr. Brush will continue to be employed by the Company through December 31, 2016, at which time Mr. Brush will resign as Chief Financial Officer. In accordance with the Amended Employment Agreement, Mr. Brush and the Company will enter into a Consulting Services Agreement to be effective as of January 1, 2017 (the “Consulting Agreement”), pursuant to which Mr. Brush will continue to provide services to the Company in a transition and advisory role as a consultant through June 30, 2017, in exchange for a monthly fee of $5,000. Among other terms, the Consulting Agreement provides for continued vesting of Mr. Brush’s outstanding equity awards during the consulting period and also contains a re-affirmation by Mr. Brush of the restrictive covenant and confidentiality obligations of his existing employment agreement, as well as a customary release of claims against the Company by Mr. Brush.

The foregoing descriptions of the Amended Employment Agreement and the Consulting Agreement (attached as an exhibit to the Amended Employment Agreement) are summaries only and are qualified in their entirety by reference to the full text of the Amended Employment Agreement and the Consulting Agreement, which are attached hereto as Exhibit 10.1 and incorporated herein by reference.

(c) The Company entered into an offer letter (the “Offer Letter”) with Lillian Etzkorn, age 47, providing for her appointment as Chief Financial Officer of the Company, effective January 1, 2017.  Prior to joining the Company, Ms. Etzkorn served as Vice President, Treasurer for Dana Incorporated (“Dana”) since 2011.  Dana is a supplier of highly engineered drivetrain, sealing, and thermal-management technologies, and is listed on the NYSE under the symbol “DAN”. Prior to joining Dana in 2009, Ms. Etzkorn served as controller of Ford Motor Company’s (“Ford”) Truck, SUV, and Commercial Vehicles division, among other significant financial roles during her 19 years at Ford. Ms. Etzkorn earned an MBA in finance from the University of Michigan, and also holds a bachelor’s degree in marketing from Eastern Michigan University.

Ms. Etzkorn does not have any family relationship with any director or executive officer, or a person nominated to be a director or executive officer of the Company. There is no transaction between Ms. Etzkorn and the Company that would require disclosure under Item 404(a) of Regulation S-K.

The Offer Letter provides that in consideration for her services as Chief Financial Officer, Ms. Etzkorn will receive an initial base salary of $410,000 per year and will be eligible for a target annual bonus equal to 50% of her base salary based on Company and individual performance. In connection with the commencement of her employment, Ms. Etzkorn will receive (1) a sign-on cash award of $200,000, payable in two equal installments (after her employment start date and in July 2017), subject to reimbursement if Ms. Etzkorn voluntarily terminates employment with the Company within one year of her start date, and (2) equity awards with an aggregate value of $350,000, 60% in the form of stock options and 40% in the form of restricted stock units, which will vest over a three-year period. The Offer Letter also provides that, in the event of a termination of her employment without cause or for good reason, Ms. Etzkorn will receive severance payments equal to, in the aggregate, 12 months of her base salary and her estimated annual bonus payment for the year of termination.

On December 13, 2016, the Company issued a press release announcing Mr. Brush’s resignation and Ms. Etzkorn’s appointment, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Exhibit Description

10.1	First Amendment to Employment and Non-Competition Agreement, dated as of December 8, 2016, by and between David Brush and CPI Card Group-Colorado, Inc.

99.1	Press release issued December 13, 2016 announcing the resignation of David Brush and the appointment of Lillian Etzkorn.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CPI CARD GROUP INC.

Dated: December 13, 2016	By:	/s/ Steven Montross
	Name:	Steven Montross
	Title:	President and Chief Executive Officer

Exhibit Index

Exhibit Number	Exhibit Description

10.1	First Amendment to Employment and Non-Competition Agreement, dated as of December 8, 2016, by and between David Brush and CPI Card Group-Colorado, Inc.

99.1	Press release issued December 13, 2016 announcing the resignation of David Brush and the appointment of Lillian Etzkorn.